EXHIBIT 99.1

The Goldman Sachs Group, Inc. | 200 West Street | New York, New York 10282

GOLDMAN SACHS ANNOUNCES TENDER OFFER FOR ANY AND ALL OF ITS 2.625% NOTES DUE JANUARY 2019, 7.50% NOTES DUE FEBRUARY 2019 AND 6.125% NOTES DUE FEBRUARY 2033

NEW YORK, September 18, 2018 — The Goldman Sachs Group, Inc. (NYSE: GS) (the “Company”) today announced the commencement of a tender offer (the “Offer”) to purchase for cash any and all of the outstanding (i) $2,500,000,000 principal amount of its 2.625% Notes due January 2019 (the “2.625% Notes”), (ii) $3,000,000,000 principal amount of its 7.50% Notes due February 2019 (together with the 2.625% Notes, the “Fixed Price Securities”) and (iii) $2,350,000,000 principal amount of its 6.125% Notes due February 2033 (the “Fixed Spread Securities” and, together with the Fixed Price Securities, the “Securities”). The Offer is subject to the terms and conditions set forth in the related Offer to Purchase, dated September 18, 2018 (the “Offer to Purchase”) and the related notice of guaranteed delivery.

The Offer is scheduled to expire at 5:00 p.m., New York City time, on Monday, September 24, 2018, unless extended or earlier terminated by The Goldman Sachs Group, Inc. (such date and time, as the same may be extended, the “Expiration Time”). Tendered Securities may be withdrawn at any time at or prior to the Expiration Time. It is expected that payment for Securities tendered at or prior to the Expiration Time, including Securities tendered using the guaranteed delivery procedures, will be made on September 27, 2018 (the “Settlement Date”).

The “Total Consideration” for each $1,000 principal amount of Fixed Price Securities tendered and accepted for purchase pursuant to the Offer will be the amount set forth in the table below. The “Total Consideration” for each $1,000 principal amount of Fixed Spread Securities tendered and accepted for purchase pursuant to the Offer will be determined in the manner described in the Offer to Purchase by reference to the fixed spread specified in the table below over the yield (the “Reference Yield”) based on the bid-side price of the U.S. Treasury Security specified in the table below, as calculated by Goldman Sachs & Co. LLC at 2:00 p.m., New York City time, on September 24, 2018. Holders whose Securities are accepted for purchase pursuant to the Offer will also receive accrued and unpaid interest on their purchased Securities from the last interest payment date for the Securities to, but excluding, the Settlement Date.

			Fixed Spread Securities				Fixed Price Securities
Title of Securities	CUSIP Number	Outstanding Principal Amount (millions)	Fixed Spread (Basis Points)	Reference U.S. Treasury Security	Bloomberg Reference Page	Hypothetical Total Consideration(1)(2)(3)	Total Consideration(1)(3)
2.625% Notes due January 2019	38145XAA1	$2,500	—	—	—	—	$1,001.20
7.50% Notes due February 2019	38141EA25	$3,000	—	—	—	—	$1,019.75
6.125% Notes due February 2033	38141GCU6	$2,350	+135 bps	2.875% due August 15, 2028	FIT1	$1,188.97	—

(1)	Per $1,000 principal amount of Securities.
(2)

The hypothetical Total Consideration for Fixed Spread Securities validly tendered and accepted for purchase is calculated using the Fixed Spread and assuming the Repurchase Yield (as defined in the Offer to Purchase) had been measured at 2:00 p.m., New York City time, on September 17, 2018.

(3)

In addition to the Total Consideration, Holders whose Securities are accepted for payment pursuant to the Offer, including Securities tendered by guaranteed delivery, will be paid accrued and unpaid interest on the Securities to, but excluding, the Settlement Date.

Copies of the Offer to Purchase and Notice of Guaranteed Delivery are available at the following web address: http://www.gbsc-usa.com/GS/.

The Goldman Sachs Group, Inc. has retained Goldman Sachs & Co. LLC to act as the dealer manager (the “Dealer Manager”) for the Offer. Global Bondholder Services Corporation will act as the Information Agent and Depositary for the Offer. Questions regarding the terms of the Offer should be directed to Goldman Sachs & Co. LLC at (800) 828-3182 (toll-free) or (212) 902-6351 (collect). Requests for documentation and any questions regarding procedures for tendering Notes should be directed to Global Bondholder Services Corporation at (866) 924-2200 (toll-free) or (212) 430-3774 (collect) or by e-mail at contact@gbsc-usa.com.

This announcement is for informational purposes only. This announcement is not an offer to purchase or a solicitation of an offer to sell the Securities. The Offer is being made solely pursuant to the Offer to Purchase and related documents. The Offer is not being made to holders of the Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of The Goldman Sachs Group, Inc. by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Media Relations: Jake Siewert (212) 902-5400	|	Investor Relations: Heather Kennedy Miner (212) 902-0300

Dealer Manager Goldman Sachs & Co. LLC Liability Management Group 200 West Street New York, NY 10282 (212) 902-6351 (800) 828-3182	Information Agent and Depositary Global Bondholder Services Corporation 65 Broadway Suite 404 New York, NY 10006 (212) 430-3774 (866) 924-2200

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.